 FIELDPOINT PETROLEUM CORPORATION REPORTS

RECORD RESULTS FOR FISCAL YEAR 2006

AUSTIN, TX – (BUSINESS WIRE) – April 3, 2007 –FieldPoint Petroleum Corporation (AMEX:FPP) today announced record results for the fiscal year ended December 31, 2006.

2006 Financial Highlights Compared to 2005

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Revenues increased to $4,053,592 from $3,979,385;

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Net Income rose 13% to $1,181,765 from $1,041,292; and

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Earnings per share increased, basic to $0.14 from $0.13 and fully diluted, to $0.13 from $0.12.

The increase in revenue is attributed to drilling of natural gas wells in 2006 and 2005 and an increase in commodity prices, which averaged approximately $62.57 per barrel and $6.58 per MCF in 2006, compared to $52.83 per barrel and $6.36 per MCF in the prior year.

Proved reserves totaled approximately 1,086,345 barrels of oil equivalent (BOE), compared to approximately 1,285,924 BOE for 2005.  This decrease is the result of lower pricing in December 2006 offset somewhat by acquisitions.  Please refer to the more detailed discussion of the qualifications and assumptions used in the estimating proved reserves and future net revenues contained in our Annual Report on Form 10-KSB.

“2006 was a very significant year for FieldPoint,” noted Ray Reaves, President and CEO.  “We continue to diligently explore new opportunities and development programs, with our objective being to materially enhance shareholder value and to increase reserves.  In this past year our stockholders’ equity grew to over eight million dollars from six million in the previous year, and this was accomplished while using only $1 million in long term debt from the Company’s $50 million credit facility with Citibank.  We expect 2007 to be an equally important year in FieldPoint growth and look forward to sharing our results with you as the year progresses.”

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

SELECT BALANCE SHEET DATA

           December 31, 2006   December 31, 2005

Cash and cash equivalents        $        603,614

$           206,873

Total current assets

           $     2,211,743

$        2,194,194

Total assets

           $   10,477,008

$        7,616,373

Total current liabilities

           $        166,073

$           329,954

Total stockholders’ equity        $      8,077,307

$        6,152,534

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	December 31,
	2006	2005
REVENUE:
Oil and natural gas sales	$ 3,880,105	$ 3,800,777
Well operational and pumping fees	119,987	119,872
Disposal fees	53,500	58,736
Total revenue	4,053,592	3,979,385

COSTS AND EXPENSES:
Production expense	1,406,925	1,211,046
Exploration expense	5,467	149,311
Depletion and depreciation	487,000	435,556
Accretion expense	33,136	27,429
General and administrative	548,235	611,137
Total costs and expenses	2,480,763	2,434,479

OPERATING INCOME	1,572,829	1,544,906

OTHER INCOME (EXPENSE):
Interest income (expense), net	9,794	(75,329)
Realized gain on investments	-	28,962
Unrealized holding gain on investments	120,967	27,187
Gain on sale of properties	17,320	100,312
Miscellaneous income	25,055	14,905
Total other income	173,136	96,037

INCOME BEFORE INCOME TAXES	1,745,965	1,640,943

INCOME TAX PROVISION – current	(500,200)	(379,651)
INCOME TAX PROVISION – deferred	(64,000)	(220,000)

TOTAL INCOME TAX PROVISION	(564,200)	(599,651)

NET INCOME	$ 1,181,765	$ 1,041,292

NET INCOME PER SHARE:
BASIC	$ 0.14	$ 0.13
DILUTED	$ 0.13	$ 0.12

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	8,668,230	7,836,161
Diluted	8,809,262	8,563,142